Exhibit 99.1
AEGON and Merrill Lynch Announce Strategic Relationship;
AEGON to Acquire Merrill Lynch Life Insurance Companies
THE HAGUE and NEW YORK, August 13, 2007 — AEGON (AEX: AGN/NYSE: AEG) and Merrill Lynch (NYSE: MER) today announced they will form a strategic business relationship in the areas of insurance and investment products. As part of this relationship, an AEGON company has signed an agreement to acquire Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York for U.S. $1.3 billion in cash. The purchase price includes excess surplus of approximately $425 million. The transaction is expected to close before the end of the fourth quarter of 2007, subject to customary regulatory approvals and closing conditions.
Merrill Lynch will continue to serve the insurance needs of its clients through its core distribution and advisory capabilities. Importantly, Merrill Lynch will continue to offer its flagship Merrill Lynch Investor Choice Annuity product through its financial advisor network. Products will be issued by the companies AEGON is acquiring. Both companies anticipate substantial benefits for clients arising from this partnership including increased breadth of product offerings and enhancements to existing products.
AEGON’s Transamerica companies will provide support to the Merrill Lynch financial advisor network. This acquisition is in line with Transamerica’s strategy to develop alliances with strong distribution partners. This new relationship will place Transamerica in a position of strength in the sales of variable annuities within the wirehouse distribution channel.
With approximately $800 million of variable annuity sales in 2006, and approximately $10 billion of variable annuity assets at year-end 2006, the acquisition of the two life insurance companies will place AEGON firmly in the top 10 of variable annuity sellers in the wirehouse and broker-dealer segment globally.
“By working with a world-class company like Transamerica, we will be able to focus on insurance product distribution and address the insurance, investment and retirement needs of our clients more broadly,” said Robert J. McCann, president of Merrill Lynch’s Global Private Client Group. “Not only will our clients benefit from Transamerica’s scale and risk management expertise, but this strategic relationship will also allow us to jointly develop innovative insurance and investment products as well as pursue new business and distribution opportunities.”
“This acquisition provides the framework for a strong strategic relationship with Merrill Lynch, creating a significant opportunity to grow the sales of the Merrill Lynch Investor Choice Variable Annuity while jointly building and branding new and innovative products for our clients,” said Pat Baird, president and CEO of AEGON USA, Inc.
AEGON expects the acquisition to have a marginally positive effect on earnings per share. AEGON will finance the transaction using existing excess capital. As a result, this acquisition will not impact AEGON’s ability to execute its recently announced €1 billion share repurchase program. Merrill Lynch expects to record a significant gain on sale during the fourth quarter of 2007 and anticipates the transaction to be slightly accretive to earnings per share and to have a positive effect on return on equity in 2008 after redeployment of proceeds.
About Aegon
AEGON is one of the world’s largest life insurance and pension companies, and a strong provider of investment products. AEGON empowers local business units to identify and provide products and services that meet the evolving needs of customers, using distribution channels best suited to local markets. AEGON takes pride in balancing a local approach with the power of an expanding global operation.
With headquarters in The Hague, the Netherlands, AEGON companies employ approximately 29,000 people worldwide. AEGON’s businesses serve millions of customers in over twenty markets throughout the Americas, Europe, and Asia, with major operations in the United States, the Netherlands and the United Kingdom.
Respect, quality, transparency and trust constitute AEGON’s core values as the company continually strives to meet the expectations of customers, shareholders, employees and business partners. AEGON is driven to deliver new thinking with the ambition to be the best in the industry.
About Merrill Lynch
Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 38 countries and territories and total client assets of approximately $1.7 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
Forward Looking Statements
The statements contained in this press release that are not historical facts may be forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as ‘believe’, ‘estimate’, ‘target’, ‘intend’, ‘may’, ‘expect’, ‘anticipate’, ‘predict’, ‘project’, ‘counting on’, ‘plan’, ‘continue’, ‘want’, ‘forecast’, ‘should’, ‘would’, ‘is confident’ and ‘will’ and similar expressions as they relate to us are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. All forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from expectations, including, but not limited to, the following:
•	Changes in general economic conditions, particularly in the United States, the Netherlands and the United Kingdom;

•	Changes in the performance of financial markets, including emerging markets, including:
▪	The frequency and severity of defaults by issuers in our fixed income investment portfolios; and

▪	The effects of corporate bankruptcies and/or accounting restatements on the financial markets and the resulting decline in value of equity and debt securities we hold;
•	The frequency and severity of insured loss events;

•	Changes affecting mortality, morbidity and other factors that may affect the profitability of our insurance products;

•	Changes affecting interest rate levels and continuing low interest rate levels and rapidly changing interest rate levels;

•	Changes affecting currency exchange rates, including the EUR/USD and EUR/GBP exchange rates;

•	Increasing levels of competition in the United States, the Netherlands, the United Kingdom and emerging markets;

•	Changes in laws and regulations, particularly those affecting our operations, the products we sell and the attractiveness of certain products to our consumers;

•	Regulatory changes relating to the insurance industry in the jurisdictions in which we operate;

•	Acts of God, acts of terrorism, acts of war and pandemics;

•	Changes in the policies of central banks and/or governments;

•	Litigation or regulatory action that could require us to pay significant damages or change the way we do business;

•	Customer responsiveness to both new products and distribution channels;

•	Competitive, legal, regulatory, or tax changes that affect the distribution cost of or demand for our products;

•	Our failure to achieve anticipated levels of earnings or operational efficiencies as well as other cost saving initiatives;

•	The impact on our reported financial results and financial condition as a result of our adoption of International Financial Reporting Standards.